 Exhibit 99.1

Socket Mobile Reports Growth in Revenue and Profits for the Third Quarter and Nine Months ended September 30, 2016

NEWARK, Calif., – October 25, 2016 - Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for its 2016 third quarter and nine months ended September 30, 2016.

Revenue for the third quarter of 2016 was $5.1 million, an increase of 13 percent compared to revenue of $4.5 million for the same quarter a year ago and a decrease of 2 percent compared to revenue of $5.2 million in the immediately preceding quarter. Net income for the third quarter of 2016 was $669,000, or $0.11 per share, compared to net income of $530,000, or $0.10 per share, in the third quarter of 2015 and net income of $517,000, or $0.09 per share, in the immediately preceding quarter. On a fully diluted basis, net income per share for the third quarter of 2016 was $0.10 per share compared to net income per share of $0.09 for the same quarter a year ago and $0.07 per share in the immediately preceding quarter.

Gross profit margins for the third quarter of 2016 were 51.5%, up from margins of 49.5% for both the third quarter a year ago and the immediately preceding quarter.

Operating expenses for the third quarter of 2016 were $1.912 million compared to operating expenses for the same quarter a year ago of $1.637 million, an increase of 17 percent, and a decrease of 4 percent from the immediately preceding quarter.

For the nine months ended September 30, 2016, revenue was $15.4 million, an increase of 18 percent compared to revenue of $13.0 million for the nine months ended September 30, 2015. Net income for the nine months ended September 30, 2016 was $1,734,000, or $0.30 per share, compared to net income of $859,000, or $0.16 per share, in the year ago period. On a fully diluted basis, net income per share for the nine months ended September 30, 2016 was $0.27 per share compared to net income per share of $0.14 for the same period a year ago.

Gross profit margins for the nine months ended September 30, 2016 were 50.2%, up from margins of 47.4% for the same period in 2015. Operating expenses for the nine months ended September 30, 2016 were $5.818 million, an increase of 15 percent compared to operating expenses of $5.059 million in the same period a year ago.

Cash and cash equivalents were $1,146,000 at September 30, 2016 compared to $938,000 at December 31, 2015.

Kevin Mills, president and chief executive officer, commented, “Our cordless barcode scanning revenue reached a record $4.6 million in the third quarter, an increase of 15 percent over both the preceding quarter and the same quarter a year ago. We sold more than 20,000 units during the quarter, reflecting growth of 19 percent sequentially and 24 percent year over year. Mobile point of sale is our largest contributor to total cordless revenue and our sales mix is strongly influenced by the many first time buyers in the underserved mobile point of sale market. We expect mobile point of sale applications to continue to drive our barcode scanning sales as our application partners add storeroom inventory modules, expanding barcode scanning to businesses such as bars and restaurants.

“The third quarter was our sixth consecutive profitable quarter, and our stockholders’ equity has grown by $2.3 million during 2016, from $3.3 million at the beginning of 2016 to $5.6 million at the end of September 2016. Our business model is prepared for volume growth with large capacity component suppliers and a worldwide distribution network that will support growth without incurring significant increases in our costs.

“Our application developers are also focusing more on areas outside of mobile point of sale including manufacturing, field service and transportation and we have added a new family of products to serve these markets. During the third quarter, we shipped our new rugged weather-proof (IP54 rated) 2D model DuraScan D750 barcode scanner, which we introduced at the end of the second quarter, and began shipping our laser DuraScan D730 model near quarter end. We also began shipping our new DuraCase for iPod model, which creates a sled-based one-handed barcode scanner combining an attachable scanner with an iPod that is designed to work together, charge together and stay together as one unit. These products are expected to add to our revenue in 2017.

“We believe new applications supporting worker mobility will be the growth driver for Socket Mobile in the future. Smartphones and tablets used in line-of-business applications are expanding the addressable markets for data capture and delivery solutions beyond traditional scanning use cases. Mobile workers across markets are being enabled to access business information and improve their productivity at an increasing pace through the use of applications that leverage companion scanning which is easier to deploy with reduced training requirements and lower costs. We remain committed to delivering quality products and continuing profitable growth in the years ahead,” Mills concluded.

Conference Call

Management of Socket Mobile will hold a conference call and web cast today at 2 PM Pacific, (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number for live access to the call is (888) 424-8151 from within the U.S. Passcode is 8483007. From international locations you may obtain a local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UiEynrZITIhUzE. The call will also be carried live and available via replay through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, choose “About Us”/“Investor Relations”/“Conference Calls and Events.” The webcast will be available for one year.

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, transportation, manufacturing and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of thousands of developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Investor Relations Contact:	Socket Mobile Investor Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket and SoMo are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2016, Socket Mobile, Inc. All rights reserved.

Financial tables follow

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands)

	Three months ended Sept 30,				Nine months ended Sept 30,
	2016		2015		2016		2015
Revenue		$5,102		$4,518		$15,358		$13,009
Cost of revenue		2,472		2,280		7,642		6,849
Gross profit		2,630		2,238		7,716		6,160
Gross profit percent		51.5%		49.5%		50.2%		47.4%
Research and development		705		576		2,102		1,702
Sales and marketing		694		610		2,064		1,837
General and administrative		513		451		1,652		1,520
Total operating expenses		1,912		1,637		5,818		5,059
Interest expense, net		29		63		103		218
Income tax provision		20		8		61		24
Net income		$669		$530		$1,734		$859
Net income per share: Basic Diluted	$ $	0.11 0.10	$ $	0.10 0.09	$ $	0.30 0.27	$ $	0.16 0.14
Weighted average shares outstanding: Basic Diluted		5,843 6,924		5,560 5,980		5,770 6,850		5,540 5,960

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2016 (Unaudited)	December 31, 2015*
Cash	$1,146	$938
Accounts receivable	2,654	2,359
Inventories	1,140	1,326
Other current assets	227	87
Property and equipment, net	504	475
Goodwill	4,427	4,427
Other assets	76	76
Total assets	$10,174	$9,688
Accounts payable and accrued liabilities	$2,137	$2,817
Subordinated line of credit	—	500
Convertible notes payable	753	753
Deferred income on shipments to distributors	1,026	1,645
Deferred service revenue	88	125
Other liabilities	572	505
Total liabilities	4,576	6,345
Common stock	62,737	62,216
Accumulated deficit	(57,139)	(58,873)
Total liabilities and equity	$10,174	$9,688

*Derived from audited financial statements.

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